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                                                                    Exhibit 99.1

                    Prospectus Summary -- Recent Developments

         Although we have not closed our books for the quarter ended June 30, 2004, we anticipate revenues for the six months ended June 30, 2004 to be approximately $249 million to $251 million, compared to $233.7 million for the same period of 2003. Given the preliminary nature of our estimate, our actual revenues may be different from our current expectations.